As Filed with the Securities and Exchange Commission on March 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Predictive Oncology Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-1007393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
91 43rd Street, Suite 110 Pittsburgh, Pennsylvania	15201
(Address of registrant’s principal executive offices)	(Zip Code)

2024 Equity Incentive Plan

(Full title of the plan)

Josh Blacher

Interim Chief Financial Officer

Predictive Oncology Inc.

91 43rd Street, Suite 110

Pittsburgh, Pennsylvania 15201

 (412) 432-1500

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 31, 2025 (the “Annual Report”);

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2025, January 6, 2025, February 19, 2025, March 5, 2025 and March 20, 2025; and

•	the description of the Registrant’s common stock included as Exhibit 4.7 to the Annual Report, including any amendment or report filed for purposes of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

The Registrant is a Delaware corporation and certain provisions of the Delaware Statutes and the Registrant’s bylaws provide for indemnification of its officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to the Registrant’s bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of the Registrant’s officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the Registrant’s best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Registrant in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant’s best interest and must not have been adjudged liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the Registrant.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under the Registrant’s certificate of incorporation, corporate bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 8 of the Registrant’s certificate of incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

Exhibit Number	Description

4.1	Certificate of Incorporation (Filed on December 19, 2013 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.2	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split and reduction in authorized share capital filed with the Delaware Secretary of State on October 20, 2014. (Filed on October 24, 2014 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference)

4.3	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on July 24, 2015. (Filed on June 30, 2015 as an appendix to our Information Statement on Schedule 14C, and incorporated herein by reference).

4.4	Certificate of Amendment to Certificate of Incorporation to increase authorized share capital, filed with the Delaware Secretary of State on September 16, 2016. (Filed on September 16, 2016 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.5	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split and reduction in authorized share capital, filed with the Delaware Secretary of State on October 26, 2016. (Filed on October 27, 2016 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.6	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on January 26, 2017. (Filed on January 27, 2017 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.7	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split, filed with the Delaware Secretary of State on January 2, 2018. (Filed on January 2, 2018 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.8	Certificate of Amendment to Certificate of Incorporation to effect name change, filed with the Delaware Secretary of State on February 1, 2018. (Filed on February 6, 2018 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.9	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock. (Filed on August 20, 2015 as an exhibit to our Registration Statement on Form S-1 (File No. 333-198962), and incorporated herein by reference.

4.10	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock. (Filed on November 29, 2017 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.11	Certificate of Amendment to Certificate of Incorporation dated March 22, 2019. (Filed on March 22, 2019 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.12	Certificate of Designation Of Preferences, Rights And Limitations of Series D Convertible Preferred Stock. (Filed on April 1, 2020 as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference).

4.13	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock Effective June 13, 2019. (Filed on June 19, 2019 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.14	Certificate of Amendment of Certificate of Incorporation, changing name from Precision Therapeutics Inc. to Predictive Oncology Inc. (Filed on June 13, 2019 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

4.15	Certificate of Amendment of Certificate of Incorporation, amending number of shares of common stock and preferred stock, effecting a reverse stock split. (Filed on October 28, 2019 as an exhibit to our Current Report on Form 8-K).

4.16	Certificate of Amendment to the Certificate of Incorporation, doubling number of shares of common stock and preferred stock due to stock split. (Filed on August 19, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.17	Certificate of Designation of Series F Preferred Stock (Filed on March 16, 2023 as an exhibit to the Form 8-A and incorporated herein by reference.)

4.18	Certificate of Amendment to Certificate of Incorporation (Filed on April 20, 2023 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.19	Second Amended and Restated Bylaws of the Company, effective as of September 9, 2022 (Filed on September 30, 2022 as an exhibit to our Registration Statement on Form S-1 (File No. 333-267689).

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

23.3*	Consent of BDO USA, P.C.

24*	Powers of Attorney (included in the signature page hereto)

99.1*	Predictive Oncology Inc. 2024 Equity Incentive Plan

107*	Filing Fee Table

* Filed herewith

ITEM 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               i.       to include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii.       to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

               iii.       to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 31, 2025.

Predictive Oncology Inc.

By:	/s/ Josh Blacher
Name: Josh Blacher
Title: Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Raymond Vennare and Josh Blacher, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on March 31, 2025.

Signatures	Title

/s/ Raymond F. Vennare	Chief Executive Officer
Raymond F. Vennare	(Principal executive officer)

/s/ Josh Blacher	Interim Chief Financial Officer
Josh Blacher	(Principal financial and accounting officer)

/s/ Chuck Nuzum	Director
Chuck Nuzum

/s/ Daniel E. Handley	Director
Daniel E. Handley

/s/ Gregory St. Clair Sr.	Director
Gregory St. Clair Sr.

/s/ Nancy Chung-Welch	Director
Nancy Chung-Welch

/s/ Matthew Hawryluk	Director
Matthew Hawryluk

/s/ Veena Rao	Director
Veena Rao